PRIVATE OFFERING NOTICE


                                    [LOGO]
                          Merrill Lynch & Co., Inc.
                          S&P 500(R) Index Warrants
                             due January  , 2006
          US$4.00-$4.50 original public offering price per security

                           Private Offering Notice

                                Summary Terms


The securities:                          Exercise and payment upon exercise:

o  Unsecured contractual obligations     o The securities will be automatically
   of Merrill Lynch & Co., Inc.            exercised on the fourth scheduled
                                           business day prior to the expiration
o  Minimum initial purchase of 2,500       date unless early exercise occurs
   securities.                             because of certain events as
                                           described in the prospectus
o  Investors must have an options-         supplement.
   approved account in order to
   purchase the securities.              o Investors do not have the right to
                                           exercise their securities.
o  Linked to the value of the S&P
   500(R) Index.                         o Upon automatic exercise, an investor
                                           will receive, for each security
o  The original public offering price      owned, an amount equal to the greater
   is expected to be between $4.00 and     of (i) zero or (ii) the product of
   $4.50 per security. The actual          $25 and the percentage change in the
   public offering price will be           value of the S&P 500 Index, as
   determined on the date the              described in the prospectus
   securities are priced for initial       supplement.
   sale to the public and will be
   disclosed in the final prospectus
   supplement delivered in connection
   with sales of the securities.

o  Expected initial settlement date:
   May  , 2003.


The securities (the "Securities"), the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-8 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

                            PRIVATE OFFERING NOTICE

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

     (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

     (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

     (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                   The date of this Notice is May 12, 2003.

     This Notice supplements the Preliminary Prospectus Supplement, dated
          May 12, 2003, and the Prospectus, dated September 25, 2002.